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                                                                     Exhibit 3.2

                        FORM OF CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             NETSCOUT SYSTEMS, INC.

         NetScout Systems, Inc.(the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation:

                  RESOLVED: That the first two paragraphs of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, shall be amended to read in their entirety as follows:

                           FOURTH. The Corporation is authorized to issue two
                  classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred fifty million six hundred thirty-one thousand five hundred seventy-nine (150,631,579) shares. One hundred fifty million (150,000,000) shares shall be Common Stock and six hundred thirty-one thousand five hundred seventy-nine (631,579) shares shall be Preferred Stock, each of which shall have a par value of $0.001 per share.

                           One hundred twenty-one million seven hundred
                  ninety-eight thousand three hundred eighty-two (121,798,382) shares of the Common Stock shall be designated "Voting Common Stock" (hereinafter "Voting Common"), which shall have a par value of $0.001 per share. Twenty-one million two hundred twenty-four thousand three hundred sixty-four (21,224,364) shares of the Common Stock shall be designated "Non-Voting Common Stock" (hereinafter "Non-Voting Common"), which shall have a par value of $0.001 per share. Six million nine hundred seventy-seven thousand two hundred fifty-four (6,977,254) shares of the Common Stock shall be designated "Class B Convertible Common Stock" (hereinafter "Class B Common"), which shall have a par value of $0.001 per share. The Voting Common and the Non-Voting Common shall hereinafter be referred to collectively as "Junior Common Stock." Six hundred thirty-one thousand five hundred seventy-nine (631,579) shares of the Preferred Stock shall be designated "Series A Preferred Stock" (hereinafter "Series A Preferred"), which shall have a par value of $0.001 per share.


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SECOND:           The foregoing amendment to the Amended and Restated
                  Certificate of Incorporation of the Corporation was duly adopted by vote of the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Narendra Popat, its President, this ___ day of ____, 1999.


                                           NETSCOUT SYSTEMS, INC.



                                            By:
                                               ---------------------------------
                                               Narendra Popat, President